        Exhibit 10.97
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made effective as of June 3, 2021 (the “Effective Date”) by and between Cyclerion Therapeutics, Inc., a Massachusetts corporation (“Cyclerion”) and Akebia Therapeutics, Inc., a Delaware corporation (“Akebia”) (each of Cyclerion and Akebia being a “Party”, and collectively, the “Parties”).
WHEREAS, Cyclerion controls certain intellectual property rights with respect to the Licensed Compounds (as defined herein) and Products (as defined herein) in the Territory (as defined herein); and
WHEREAS, Cyclerion wishes to grant to Akebia, and Akebia wishes to be granted, an exclusive license under such intellectual property rights to Exploit (as defined herein) Licensed Compounds and Products in the Territory, in each case, in accordance with the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
Article 1
DEFINITIONS
The following terms, whether used in the singular or the plural, shall have the meanings designated to them under this Article unless otherwise specifically indicated.
1.1“Additional Development Materials” has the meaning set forth in Section 5.5.
1.2“Affiliate” means, with respect to a Party, any Person controlled by, controlling, or under common control with such Party. For purposes of this Section 1.2 only, “control” and, with corresponding meanings, the terms “controlled by,” “controlling,” and “under common control with” means (a) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities, participating profit interest, or other ownership interests of a legal entity, or (b) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.
1.3“Agreement” has the meaning set forth in the preamble hereto.
1.4“Akebia” has the meaning set forth in the preamble hereto.
1.5“Akebia Indemnitees” has the meaning set forth in Section 12.1.
1.6“Akebia Intellectual Property” means (a) any Know-How Controlled by Akebia or any of its Affiliates as of the effective date of termination of this Agreement that is used in the Exploitation of any Product as of such effective date of termination, and (b) any Patents Controlled by Akebia or any of its Affiliates as of the effective date of termination of this Agreement that would be infringed by the Exploitation of any Product.
1.7“Akebia Primary Patents” has the meaning set forth in Section 9.2(b)(i).

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1.8“Assigned Trademarks” means the Trademarks set forth on Schedule 1.8.
1.9“Business Day” means any day except (a) Saturday, (b) Sunday, (c) any day that is a federal legal holiday in the U.S., or (d) any day on which banking institutions in the Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.
1.10“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.11“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.12“Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.
1.13“Clinical Trial” means a study in humans to obtain information regarding a pharmaceutical or biological product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such product, including a Phase 2 Clinical Trial and a Phase 3 Clinical Trial.
1.14“Combination Product” means a Product that is comprised of or contains a Licensed Compound as an active ingredient together with one or more other active ingredients and is sold either as a fixed dose or as separate doses but in any event for a single price.
1.15“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a Product, including activities related to pricing and reimbursement (including obtaining and maintaining Pricing Approval), marketing, promoting, distributing, and importing, and interacting with Regulatory Authorities regarding any of the foregoing, but excluding activities directed to Development, Manufacturing, and Medical Affairs. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.16“Commercial Sublicense Income” means any consideration received by Akebia or any of its Affiliates solely on the basis of sales of the Products by any Significant Sublicensee in any of the Major Countries (and sales by such Significant Sublicensee in any other countries or other jurisdictions in the Territory to the extent included in the grant of such a sublicense for any Major Country), including [**]. Notwithstanding any provision to the contrary set forth in this Agreement, Commercial Sublicense Income shall exclude [**]. To the extent that Akebia or its Affiliates receives any amounts not solely related to the sale of the Products, then the “Commercial Sublicense Income” attributable to the Products will be apportioned between [**].

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1.17“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective or activity, [**].
1.18“Confidential Information” means, subject to Section 10.1, (a) the terms of this Agreement and (b) with respect to each Party, Know-How and any technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other information that may be disclosed by one Party to the other Party pursuant to this Agreement (including information disclosed prior to the Effective Date pursuant to the that certain Confidential Disclosure Agreement between the Parties, [**]), regardless of whether such information is specifically designated as confidential or proprietary and regardless of whether such information is in written, oral, electronic, or other form.
1.19“Control” means, with respect to any item of Know-How, Patent, or any intellectual property right, that a Party owns or has a license to such item or right and has the ability to grant to the other Party a license or sublicense under such item or right as provided for in this Agreement without breaching or otherwise violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense. Notwithstanding the foregoing, a Party and its Affiliates will not be deemed to “Control” any Know-How, Patent, or any intellectual property right that, (i) prior to the consummation of an acquisition of such Party (whether by merger, stock purchase, or purchase of assets), is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party (or that merges or consolidates with such Party) after the Effective Date as a result of such acquisition, or (ii) is generated or discovered after such an acquisition independent of this Agreement by employees or consultants of the Third Party that becomes an Affiliate of a Party who conduct no activities under this Agreement and who have no access to the Confidential Information disclosed or generated under this Agreement, unless (A) prior to the consummation of such acquisition, such acquired Party or any of its Affiliates also Controlled such Know-How, Patent, or intellectual property right, or (B) after the consummation of such acquisition, such acquired Party or any of its Affiliates determines to use or uses any such Know-How, Patent, or intellectual property right in the performance of its obligations or exercise of its rights under this Agreement, in each of which cases ((A) and (B)), such Know-How, Patent, or intellectual property right, as applicable, will be “Controlled” by such Party for purposes of this Agreement. “Controlled” and “Controlling” have corresponding meanings.
1.20“Control Transferring Patent” has the meaning set forth in Section 9.2(a)(i).
1.21“Convicted Entity” has the meaning set forth in Section 11.3(d).
1.22“Convicted Individual” has the meaning set forth in Section 11.3(d).
1.23“Cover” means, when used to refer to the relationship between a particular Patent and particular subject matter, that the manufacture, use, sale, offer for sale, or importation of such subject matter would fall within the scope of one or more claims in, or is otherwise claimed by, such Patent.
1.24“Cyclerion” has the meaning set forth in the preamble hereto.

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1.25“Cyclerion Competing Product” means any pharmaceutical product that contains [**].
1.26“Cyclerion Indemnitee” has the meaning set forth in Section 12.2.
1.27“Cyclerion Indication” means [**].
1.28“Cyclerion Intellectual Property” means the Cyclerion Patents and Cyclerion Know-How and Cyclerion’s interest in the Joint Intellectual Property Rights.
1.29“Cyclerion Know-How” means any Know-How, other than Joint Know-How, Controlled by Cyclerion or any of its Affiliates as of the Effective Date or during the Term that is necessary or reasonably useful for the Exploitation of any Licensed Compound or Product.
1.30“Cyclerion Patent” means any Patent, other than a Joint Patent, Controlled by Cyclerion or its Affiliates as of the Effective Date or [**].
1.31“Debarred Entity” has the meaning set forth in Section 11.3(b).
1.32“Debarred Individual” has the meaning set forth in Section 11.3(a).
1.33“Development” means all internal and external research, development, and regulatory activities regarding the Licensed Compound or the Products. This includes (a) research, preclinical testing, toxicology, route of synthesis, non-clinical activities, formulation, and clinical studies of such Licensed Compound or Products; and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain or maintain Regulatory Approval of a Product. Development also includes development and regulatory activities for additional forms, formulations or Indications for a Product, including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after a Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved Indication including post-marketing studies and observational studies, if required by any Regulatory Authority in any country in the Territory to maintain Regulatory Approval for a Product in such country, but Development excludes all activities directed to Manufacturing, Medical Affairs, and Commercialization. “Develop,” “Developing,” and “Developed” will be construed accordingly.
1.34“Development Materials” has the meaning set forth in Section 5.4.
1.35“Development Plan” has the meaning set forth in Section 3.1.
1.36“Dollars” means U.S. dollars.
1.37“Drug Product” means that certain finished Product manufactured [**].
1.38“Effective Date” has the meaning set forth in the preamble hereto.
1.39“EMA” means the European Medicine Agency or any successor agency thereto or authority having substantially the same function.

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1.40“E.U. Regulatory Approval” means (a) receipt of Regulatory Approval by the EMA through the Centralized Approval Procedure or (b) receipt of Regulatory Approval from the applicable Regulatory Authorities in [**] Major European Countries.
1.41“European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto; provided that for the purposes of this Agreement, the European Union shall be deemed to include the United Kingdom.
1.42“Excluded Entity” has the meaning set forth in Section 11.3(c).
1.43“Excluded Individual” has the meaning set forth in Section 11.3(c).
1.44“Excluded Indication” means [**].
1.45“Executive Officer” means, with respect to Cyclerion, its Chief Executive Officer and, with respect to Akebia, its Chief Executive Officer.
1.46“Existing Drug Substance” means the existing inventory of praliciguat drug substance that Cyclerion has on hand as of the Effective Date, [**].
1.47“Exploit” means to Develop, Manufacture, perform Medical Affairs with respect to, Commercialize, and otherwise make, use, sell, offer for sale, or import.
1.48“FDA” means the U.S. Food and Drug Administration or any successor agency thereto or authority having substantially the same function.
1.49“FDA’s Disqualified/Restricted List” has the meaning set forth in Section 11.3(d).
1.50“FFDCA” means the U.S. Federal Food, Drug, and Cosmetics Act (21 U.S.C. Section 301 et seq.), as amended from time to time, together with any rules, regulations and requirements promulgated thereunder.
1.51“Field” means the treatment, prevention, or diagnosis of any diseases or conditions in humans.
1.52“First Commercial Sale” means, with respect to a Product and a country or other jurisdiction in the Territory, the first bona fide, arm’s length sale of such Product in such country after Regulatory Approval has been obtained for such Product in such country or other jurisdiction. First Commercial Sale excludes any sale or other distribution of a Product for Clinical Trial or other Development purposes, early access programs (such as to provide patients with such Product prior to Regulatory Approval pursuant to treatment INDs or protocols, named patient programs or compassionate use programs) or any similar use.
1.53“GAAP” means U.S. generally accepted accounting principles (or such accounting principles adopted by Akebia for the calculation of Net Sales, as applicable), consistently applied.
1.54“Generic Product” means, with respect to a Product and a particular country, any pharmaceutical product that (a) is sold in such country by a Third Party that is not a Sublicensee of Akebia or its

CONFIDENTIAL
Affiliates, or any of their Sublicensees, under a Regulatory Approval granted by the applicable Regulatory Authority to a Third Party, (b) contains as an active ingredient the same active ingredient as such Product, and (c) is approved in part in reliance on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Product (i) in the U.S., pursuant to Section 505(b)(2) or Section 505(j) of the FFDCA (21 U.S.C. 355(b)(2) and 21 U.S.C. 355(j), respectively), or (ii) in any other country or jurisdiction in the Territory, pursuant to all equivalents of any of the foregoing. Notwithstanding the foregoing, [**].
1.55“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures for designing, conducting, recording and reporting Clinical Trials as required by applicable Regulatory Authorities or applicable law in the relevant jurisdiction of such Clinical Trial, including, in the U.S., those promulgated or endorsed by the FDA and in the E.U. those required by the EMA under comparable applicable laws in the European Union, as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” and including related regulatory requirements imposed by the FDA or EMA, as applicable.
1.56“Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practices applicable from time to time to the Manufacturing of the Licensed Compounds or the Products or any intermediate thereof pursuant to applicable law in the jurisdiction of Manufacture, including in the U.S. those required by the FDA, as set forth in the FFDCA and the regulations promulgated thereunder, and in the E.U. those required by the EMA under comparable applicable laws in the European Union, for the manufacture, testing and release of pharmaceutical materials, as they may be updated from time to time, and applicable quality guidelines promulgated under the ICH (International Council for Harmonization).
1.57“IND” means (a) an Investigational New Drug Application as defined in the FFDCA and applicable regulations promulgated thereunder by the FDA, the filing of which is necessary to commence a Clinical Trial, and equivalent filings with Regulatory Authorities outside the U.S., including the EMA and PMDA, and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.58“Indemnitee” has the meaning set forth in Section 12.3.
1.59“Indemnitor” has the meaning set forth in Section 12.3.
1.60“Indication” means each separate and distinct disease, disorder, or condition. Notwithstanding any provision to the contrary set forth in this Agreement: (a) with respect to a Product, if such Product has received Regulatory Approval for which at least one adequate and well-controlled Clinical Trial is required to support the addition of a disease, disorder, or condition to the indication statement on the Regulatory Authority-approved labeling for such Product, such approval shall be deemed to be Regulatory Approval for a new Indication; (b) each of the following will be treated as the same Indication and not a distinct Indication: (i) the treatment of a disease, disorder, or condition in a particular patient population and the treatment of the same disease, disorder, or condition in another population (e.g., adult population and pediatric population); (ii) different subtypes or lines of therapy for the same disease, disorder, or condition; and (iii) different doses or dosing schedules for the same disease, disorder, or condition; and (c) each of the following will be treated as distinct Indications: [**].

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1.61“Initial Supply” has the meaning set forth in Section 5.1.
1.62“Initial Supply Notice Date” has the meaning set forth in Section 5.1.
1.63“Initiating Party” has the meaning set forth in Section 9.4(d).
1.64“Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of a Product to the first duly screened and enrolled subject in accordance with the study protocol for such Clinical Trial.
1.65“Joint Intellectual Property Rights” has the meaning set forth in Section 9.1(b).
1.66“Joint Know-How” has the meaning set forth in Section 9.1(b).
1.67“Joint Patents” has the meaning set forth in Section 9.1(b).
1.68“Know-How” means any (a) proprietary information or materials, including records, improvements, modifications, techniques, assays, processes, methods, utilities, formulations, compositions of matter, articles of manufacture, materials (including chemical or biological materials), creation, discovery or finding, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and distribution costs, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and (b) any physical embodiments of any of the foregoing.
1.69“Knowledge” means the actual knowledge, as of the Effective Date, of the individuals of Cyclerion [**].
1.70“Licensed Compound” means (a) the pharmaceutical compound known as praliciguat, which has the chemical structure set forth on Schedule 1.71, and (b) any metabolite, salt, ester, hydrate, solvate, isomer, enantiomer, free acid form, free base form, crystalline form, co-crystalline form, amorphous form, pro-drug (including ester pro-drug) form [**], racemate, polymorph, chelate, stereoisomer, tautomer, or optically active form of any of the foregoing.
1.71“MAA” or “Marketing Authorization Application” means (a) a New Drug Application as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of any country in the European Union with respect to the mutual recognition or any other national approval procedure, and (b) all supplements and amendments to any of the foregoing.
1.72“Major Countries” means [**].
1.73“Major European Countries” means [**].

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1.74“Manufacture” and “Manufacturing” means, with respect to any product (including active pharmaceutical ingredient and other intermediate or material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, packaging, labeling, filling, finishing, assembly, processing, in-process and finished product testing, release of such product or any component or ingredient thereof, quality assurance, quality control and audit activities related to manufacturing, testing and release of such product, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such product or any companion diagnostic), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing, but excluding any activities directed to Development, Medical Affairs, and Commercialization of such product.
1.75“Manufacturing Process” means the process for the Manufacture of the Licensed Compounds and Products, including the then-current process for the Manufacture of the Licensed Compounds and Products.
1.76“Manufacturing Process Improvements” means any [**].
1.77“Manufacturing Process Patents” means any Patents Controlled by Akebia that Cover any Manufacturing Process Improvements.
1.78“Manufacturing Transfer Plan” has the meaning set forth in Section 5.7.
1.79“Medical Affairs” means, with respect to a Product, any and all activities performed by or on behalf of a Party’s or its Affiliates’ medical affairs departments interacting with physicians or other healthcare professionals who utilize or conduct research related to a drug or biological product, including: supporting continuing medical education and other medical programs and communications; development, publication, and dissemination of publications; development and fulfillment of medical information responses; development and execution of disease awareness education including symposia and digital education initiatives; sponsorship and booth exhibition at key congresses; conducting health economic, burden of illness/disease, natural history and real world evidence studies;; supporting educational fellowships and research grants, supporting external research efforts such as scientific research agreements and investigator initiated trials (following Regulatory Approval); medical resourcing, training and allocation; medical and scientific platform, content development, publications, and communications; conducting appropriate activities involving opinion leaders, including communications and engagement; conducting medical science liaison activities; advisory boards (to the extent related to medical affairs or clinical guidance) and conducting advisory board meetings or other consultant programs; establishing patient registries and expanded access programs; post-approval investigator initiated trials or scientific research agreements; life cycle management activities and clinical research and investigator initiated research (IIR), expressly excluding activities directed to Development, Manufacturing, and Commercialization.
1.80[**].
1.81[**].

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1.82[**].
1.83[**].
1.84“Net Sales” means the [**].
1.85“New License Agreement” has the meaning set forth in Section 8.5.
1.86“Non-Commercial Sublicense Income” means any consideration (including in the form of upfront payments, license fees, milestone payments, including any milestone payments for the receipt of Regulatory Approval but excluding [**], and the fair market value of any non-cash consideration as determined in accordance with Section 7.6(c).) received by Akebia or any of its Affiliates from any Significant Sublicensee in consideration for the grant by Akebia or any of its Affiliates of a sublicense to such Significant Sublicensee of any of the rights granted to Akebia under this Agreement with respect to the Licensed Compounds or the Products or under any of the Cyclerion Intellectual Property in any of the Major Countries (and any other countries or other jurisdictions in the Territory to the extent included in the grant of such a sublicense for any Major Country), including [**]. Notwithstanding any provision to the contrary set forth in this Agreement, Non-Commercial Sublicense Income shall exclude [**].
1.87“Non-Control Transferring Patent” has the meaning set forth in Section 9.2(c)(i).
1.88“Party” or “Parties” has the meaning set forth in the preamble hereto.
1.89“Patent(s)” means (a) any and all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications, and (b) any renewal, divisional, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents (including utility models, petty patents and design patents) or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.
1.90“Patent Challenge” has the meaning set forth in Section 13.2(c).
1.91“Patent Contact” has the meaning set forth in Section 9.3.
1.92“Patent Linkage” has the meaning set forth in Section 9.2(f).
1.93“Patent Term Extension” has the meaning set forth in Section 9.2(f).
1.94“Patent Transfer Date” means the earlier of [**], and (b) such date that the Parties may agree, following request by Akebia or Cyclerion.
1.95“Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

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1.96“Phase 2 Clinical Trial” means a human clinical trial of a product, which trial the FDA permits to be conducted under an open IND, with the endpoint of evaluating its effectiveness for a particular Indication or Indications in one or more specified doses or its short term tolerance and safety, as well as its pharmacokinetic and pharmacodynamic information in patients with the Indications under study, that is prospectively designed to generate sufficient data (if successful) to commence a Phase 3 Clinical Trial for such product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(b) and its successor regulation or equivalents in other jurisdictions.
1.97“Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of patients, which trial the FDA permits to be conducted under an open IND, and that is designed to: (a) establish that the product is safe and efficacious for its intended use; (b) define warnings, precautions, and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) enable, without additional clinical trials, the submission of an MAA to a Regulatory Authority for the product, and that satisfies the requirements of U.S. federal regulation 21 C.F.R. § 312.21(c) and its successor regulation or equivalents in other jurisdictions.
1.98“PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan or any successor agency thereto or authority having substantially the same function.
1.99“Pricing Approval” means such approval, agreement, determination, or decision establishing prices for a Product that can be charged to consumers or reimbursed by Regulatory Authorities in a country or regulatory jurisdiction where the applicable Regulatory Authorities of such country or regulatory jurisdiction approve or determine the pricing or reimbursement of pharmaceutical products.
1.100“Product” means any pharmaceutical product containing a Licensed Compound, alone or in combination with one or more other active ingredients (including all Combination Products), in any and all forms, presentations, delivery systems, dosages, and formulations.
1.101“Product Infringement” has the meaning set forth in Section 9.4(a).
1.102“Reduction Floor” has the meaning set forth in Section 7.5(e)(iv).
1.103“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including approval of an MAA), licenses, registrations, or authorizations of any Regulatory Authority necessary to commercially distribute, sell, and market a Licensed Compound or Product in such country or other jurisdiction, excluding any Pricing Approvals in such country or other jurisdiction (where applicable).
1.104“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory agencies, departments, bureaus, commissions, councils, or other government entities (e.g., the FDA, EMA, and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Development, Manufacture, or Commercialization of pharmaceutical products.

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1.105“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country or jurisdiction in the Territory other than Patents that (a) prohibit any Person from relying on safety or efficacy data generated by or on behalf of a Party with respect to such Product in an application for Regulatory Approval of a Generic Product, or (b) confer an exclusive Commercialization period during which Akebia or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Compound or a Product in such country or jurisdiction, including rights conferred in the U.S. under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (including pediatric exclusivity), orphan drug exclusivity, or rights similar thereto outside the U.S.
1.106“Regulatory Submissions” means all (a) applications (including all INDs and MAAs), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files; and (c) clinical and other data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Compound or Product.
1.107“Residual Knowledge” has the meaning set forth in Section 10.5.
1.108“Restricted Product” has the meaning set forth in Section 8.8(c).
1.109“Royalty Term” means, with respect to each Product and each country or other jurisdiction in the Territory, the period beginning on the date of the First Commercial Sale of such Product in such country or other jurisdiction, and ending on the latest to occur of (a) the expiration of the last-to-expire Valid Claim of a Cyclerion Patent or Joint Patent, in each case, that Covers the composition of matter or approved method of use in the label of such Product and that would be infringed by the sale of such Product in such country or jurisdiction; (b) the expiration of Regulatory Exclusivity in such country or jurisdiction for such Product; and (c) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country or other jurisdiction.
1.110“Sell-Down Period” has the meaning set forth in Section 13.3(g).
1.111“Significant Sublicensee” means any Sublicensee to whom Akebia or an Affiliate of Akebia grants a sublicense of any of the rights granted to Akebia in Section 8.1 as permitted under Section 8.4 (a) in any of the Major Countries (and in any other countries or other jurisdictions in the Territory to the extent included in the grant of such a sublicense for any Major Country), and (b) that includes a grant of rights to sell one or more Products on such Sublicensee’s own behalf in such Major Countries and Sublicensee has the right to record such Product sales in its financial statements in accordance with U.S. GAAP or similar accounting standards in countries outside of the U.S..
1.112“Sublicensee” means any Third Party to whom Akebia or an Affiliate of Akebia grants a sublicense of any of the rights granted to Akebia in Section 8.1 as permitted under Section 8.4, but expressly excluding all Third Party Distributors.

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1.113“Supply Agreement” has the meaning set forth in Section 5.1.
1.114“Term” has the meaning set forth in Section 13.1.
1.115“Territory” means worldwide.
1.116“Third Party” means any person or entity other than Cyclerion, Akebia, and their respective Affiliates.
1.117“Third Party Claims” has the meaning set forth in Section 12.1.
1.118“Third Party Distributor” means, with respect to a country, any Third Party that purchases its requirements for Products in such country from Akebia or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market, and resell such Product in such country, even if such Third Party is granted ancillary rights to Develop, package, or obtain Regulatory Approval of such Product in order to distribute, market, or sell such Product in such country.
1.119“Trademarks” means any word, name, symbol, color, shape, designation or any combination thereof that functions as an identifier of source or origin, including any trademarks, trade names, trade dress, service marks, domain names, logos, slogans and brandings, registered or unregistered, whether at common law or statutory, and all registrations and applications therefor, and all goodwill associated with the foregoing.
1.120“U.S.” means the United States of America, including its territories and possessions.
1.121“Valid Claim” (a) a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim of a pending Patent application, which claim has not been pending for more than [**] since the earliest date such Patent application is entitled to claim priority, unless and until such claim becomes an issued claim of an issued patent in which case it will again be considered a Valid Claim under the foregoing clause (a).
Article 2
INFORMATION SHARING
2.1Good Faith Information Sharing. The Parties agree that they will cooperate in good faith to share relevant information and expertise regarding the Development (including CMC), Manufacturing, Medical Affairs, and Commercialization of the Product through discussions between appropriate representatives of the Parties as may be arranged from time to time. On an [**] basis, through a presentation to representatives of Cyclerion, Akebia will provide Cyclerion with an update with respect to the Development, Manufacturing, Medical Affairs, and Commercialization activities that it has performed, or caused to be performed, for the Products in the Field in the Territory on a Major Country-by-Major Country basis since the preceding update

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and a summary of the key Development, Manufacturing, Medical Affairs, and Commercialization activities that Akebia expects to perform, or caused to be performed, for the Products in the Field in the Territory on a Major Country-by-Major Country basis during the then-current Calendar Year. Following each such [**] meeting, Akebia shall provide to Cyclerion with a written copy of such presentation as was presented by Akebia to the representatives of Cyclerion.
Article 3
DEVELOPMENT
3.1Overview of Development. Subject to the terms and conditions of this Agreement, Akebia shall have sole control over and decision-making authority with respect to the Development of the Licensed Compounds and Products in the Field in the Territory in accordance with this Article 3, including obtaining and maintaining Regulatory Approval therefor.
3.2Diligence. Akebia shall, and shall cause its Affiliates to, perform any and all Development activities under this Agreement in compliance in all material respects with applicable laws and regulations, including as applicable GCP and GMP. Akebia shall use Commercially Reasonable Efforts to [**]. Akebia shall have the right to satisfy its diligence obligations under this Section 3.2 through its Affiliates or Sublicensees. If at any time Cyclerion has a reasonable basis to believe that Akebia is [**].
3.3Development Plan. All Development of the Products in the Territory will be governed by a written development plan, as such development plan may be revised by Akebia in its sole discretion from time to time (the “Development Plan”). The initial Development Plan is attached hereto as Schedule 3.3. For the avoidance of doubt, Akebia is under no obligation to provide Cyclerion notice of, or copies of, any changes to the Development Plan.
3.4Third Party Contractors. Akebia may engage any Third Party subcontractor to perform any or all of its obligations hereunder, provided that (a) Akebia will (i) remain primarily liable to Cyclerion for the performance of all of its obligations under, and Akebia’s compliance with all provisions of, this Agreement, and (ii) be fully responsible and liable for any conduct by any of its subcontractors that would amount to a breach of the terms of this Agreement if performed by Akebia, in each case, to the same extent as if Akebia itself has committed such breach, and (b) the agreement pursuant to which Akebia engages any Third Party subcontractor must (i) be consistent in all material respects with this Agreement, (ii) contain terms with respect to intellectual property that are consistent with the intellectual property provisions of this Agreement, and (iii) contain obligations of confidentiality and non-use no less stringent that the confidentiality terms of this Agreement.
3.5Development Costs. Except as otherwise provided in this Agreement, Akebia shall be responsible for all of its costs and expenses in connection with the Development of, and obtaining and maintaining Regulatory Approvals for, the Products in the Field in the Territory.
3.6Records. Akebia shall maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with applicable law, which shall reflect all work done and results achieved in the performance of its Development activities for the Products in the Field in the Territory. Such records shall be retained by Akebia for at least

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[**] after the termination of this Agreement, or for such longer period as may be required by applicable law.
Article 4
REGULATORY MATTERS
4.1Transfer of Regulatory Submissions. [**] following the Effective Date, Cyclerion shall transfer to Akebia all INDs for the Products listed on Schedule 4.1 (unless otherwise agreed by the Parties) and any other Regulatory Submissions for the Licensed Compounds and Products in the Field in the Territory, and in connection with such transfer Cyclerion shall take all actions required to assign, convey, transfer, and deliver to Akebia, all of Cyclerion’s rights, title, and interests in and to such Regulatory Submissions (including executing and delivering such endorsements, assignments, and other documents as may be necessary). Without limiting Cyclerion’s obligations under this Section 4.1, [**] the Effective Date, Cyclerion will submit to the applicable Regulatory Authorities a letter or other necessary documentation (with copy to Akebia) notifying such Regulatory Authorities of such transfer. Following transfer to Akebia, Akebia shall thereafter be responsible for the maintenance of such INDs and any other Regulatory Submissions for the Licensed Compounds and the Products in the Field in the Territory at its sole cost and expense.
4.2Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, as between the Parties, Akebia shall have sole control over and decision-making authority with respect to, at its own expense, preparing, filing, and maintaining all Regulatory Submissions for Licensed Compounds and Products in the Field in all countries and regulatory jurisdictions of the Territory, including preparing all reports required in connection with the submission of any application for Regulatory Approval. All Regulatory Submissions for the Licensed Compounds and the Products in the Field shall be filed in the name of Akebia or one of its Affiliates or Sublicensees, or in the case of an investigator-sponsored trial, in the name of the investigator or institution conducting the study, and, as between the Parties, Akebia shall sole control over and decision-making authority with respect to all communications and other dealings with the Regulatory Authorities relating to the Licensed Compounds and the Products in the Field in the Territory. As between the Parties, following completion of the assignment and transfer contemplated in Section 4.1, Akebia shall be the legal and beneficial owner of all Regulatory Submissions and Regulatory Approvals for the Licensed Compounds and the Products in the Field in all countries and regulatory jurisdictions of the Territory.
Article 5
MANUFACTURE AND SUPPLY OF PRODUCT AND PRE-CLINICAL MATERIALS
5.1Initial Supply of Products. Unless otherwise agreed to in writing by the Parties, the Parties shall enter into a supply agreement (the “Supply Agreement”) [**] the Effective Date, which will include the terms set forth in this Article 5 as well as other terms customary for supply arrangements between licensees and licensors pursuant to which licensor receives milestone and royalty payments. Pursuant to the Supply Agreement, Cyclerion [**]. The Parties shall use Commercially Reasonable Efforts to ensure that delivery of the Initial Supply shall occur no later than [**] from the Initial Supply Notice Date, or at such a time agreed upon by the Parties in writing. The term of the Supply Agreement shall conclude [**].

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5.2Compliance; Warranties. The Supply Agreement will contain terms and conditions regarding compliance with applicable law and specifications for the Existing Drug Substance and Drug Product, delivery, acceptance, recalls, indemnification, and limitations of liability.
5.3Price. The Initial Supply shall be supplied to Akebia or its designee at Cyclerion’s actual fully-burdened Manufacturing [**]. The fully-burdened Manufacturing cost will include [**], solely to the extent incurred after the Effective Date. The approximate cost of the Initial Supply is [**], assuming an Initial Supply as set forth in Schedule 5.3. If Cyclerion becomes aware that the cost of the Initial Supply is anticipated to materially increase from this estimate, then Cyclerion shall promptly provide notice to Akebia of such anticipated cost change and the new estimated cost of the Initial Supply. Promptly thereafter, the Parties will meet and discuss in good faith any steps that either Party may take to mitigate such cost increase.
5.4Development Materials. The Parties acknowledge that, as of the Effective Date, Cyclerion is in the physical possession of that inventory of [**] (collectively, [**] the “Development Materials”), in each case, as set forth on Schedule 11.1(u). Promptly after the Effective Date and pursuant to the terms of the Supply Agreement, Cyclerion shall supply Akebia with all Development Materials that Cyclerion controls, including those materials in the possession of Cyclerion’s Third Party contract manufacturers, and that are listed on Schedule 11.1(u), at no cost to Akebia, and Cyclerion shall transfer title to Akebia to all such Development Materials in accordance with the terms of the Supply Agreement. Cyclerion hereby agrees to manage any storage, handling, and shipment of such inventory in accordance with Akebia’s reasonable written directions and, as applicable, the terms of the Supply Agreement, including by transferring such Development Materials to Akebia or its designee at Akebia’s direction.
5.5Additional Development Materials. The Parties acknowledge that as of the Effective Date Cyclerion is in physical possession of that inventory of [**] (the “Additional Development Materials”). At any time during the period commencing on the Effective Date and continuing until the date that is [**] thereafter, Akebia may elect to purchase and take delivery of any or all of such inventory, in units that are readily available and at the applicable price set forth on Schedule 11.1(u), by providing written notice to Cyclerion of the Additional Development Materials Akebia elects to purchase and have delivered, and Cyclerion shall deliver such inventory to Akebia or its designee at Akebia’s direction, at Akebia’s cost and expense, and title to such Additional Development Materials shall transfer to Akebia at the time of delivery. Cyclerion shall use reasonable efforts to manage any storage and handling of all Additional Development Materials in accordance with standard industry practice. Akebia shall reimburse Cyclerion all reasonable costs incurred by Cyclerion or its Affiliates in connection with the storage of such Additional Development Materials during such [**] period until delivery thereof to Akebia, within [**] after receipt of an invoice therefor. Notwithstanding the foregoing, on a material-by-material basis Akebia may waive its option to purchase some or all of such Additional Development Materials by providing written notice of such waiver, and from the date of delivery of such notice Akebia shall no longer reimburse Cyclerion for the costs incurred by Cyclerion or its Affiliates in connection with the storage of such material.
5.6Manufacture of Licensed Compounds and Products after Initial Supply. As between the Parties, after successful supply to Akebia or its designee of all Initial Supply and after the Supply Agreement expires or is terminated, Akebia shall have sole control over and decision-making

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authority with respect to, at its expense, (a) Manufacturing (or having Manufactured) the Licensed Compounds and Products and (b) Manufacturing (or having Manufactured) [**], and all other intermediates and other precursors of the Licensed Compounds and the Products, solely for the purpose of Manufacturing the Licensed Compounds and the Products for Development and Commercialization in the Field in the Territory by Akebia and its Affiliates and Sublicensees.
5.7Transfer of Responsibility for Manufacturing. Upon request by Akebia (but no later than the date of delivery of the Initial Supply to Akebia or its designee, as the case may be), on a manufacturer-by-manufacturer and material-by-material basis, the Parties shall collaborate to [**], each a “Manufacturing Transfer Plan”). For the avoidance of doubt, Akebia may request the [**].
5.8Non-Manufacturing Information Sharing. In addition to Cyclerion’s obligations set forth in Section 5.7, Cyclerion will provide to Akebia copies of all Cyclerion Know-How that is necessary or reasonably useful for Akebia to Develop, perform Medical Affairs with respect to, Commercialize, and otherwise use, sell, offer for sale, or import the Licensed Compounds or Products in the Territory in accordance with the terms and conditions of this Agreement no later than [**] after the Effective Date. Thereafter, Cyclerion will provide to Akebia copies of all Cyclerion Know-How that is made, conceived, discovered, or otherwise generated following such initial transfer of Cyclerion Know-How and is necessary or reasonably useful to continue to enable Akebia to Develop, perform Medical Affairs with respect to, Commercialize, and otherwise use, sell, offer for sale, or import any Licensed Compounds and Products in the Territory in accordance with the terms and conditions of this Agreement. In addition to providing copies of the Cyclerion Know-How in accordance with this Section 5.8, Cyclerion will, to the extent reasonably requested by Akebia, make its personnel reasonably available to Akebia for the purposes of assisting on issues arising during Akebia’s Exploitation under the Cyclerion Intellectual Property of the Licensed Compounds and Products in the Territory.
Article 6
MEDICAL AFFAIRS AND COMMERCIALIZATION
6.1Medical Affairs and Commercialization. Subject to the terms of this Agreement, Akebia shall have sole control over and decision-making authority with respect to the performance of Medical Affairs and Commercialization of the Products in the Field in the Territory, including the establishment and implementation of its commercial strategy. Akebia shall be solely responsible for all costs and expenses associated with its performance of Medical Affairs and Commercialization of the Products in the Field in the Territory.
6.2Diligence. Akebia shall use Commercially Reasonable Efforts to [**].
6.3Statements and Compliance with Applicable Law. Akebia shall, and shall cause its Affiliates to, comply with all applicable law with respect to the Commercialization of Products.
Article 7
PAYMENTS

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7.1Upfront Payment. No later than [**] following the Effective Date, Akebia shall pay Cyclerion an upfront amount equal to Three Million Dollars ($3,000,000). Such payment shall be nonrefundable and noncreditable against any other payments due hereunder.
7.2Development and Regulatory Milestone Payments. In partial consideration of the rights granted by Cyclerion to Akebia hereunder and subject to the terms and conditions set forth in this Agreement, including Section 7.2, Akebia shall pay to Cyclerion the applicable milestone payment set forth in Table 7.2 within [**] after the first achievement of each of the following milestones by Akebia or its Affiliates for the first Product:

Table 7.2 – Development and Regulatory Milestones
U.S.	Development and Regulatory Milestone Payment
Initiation of a Phase 2 Clinical Trial in the U.S. for a Product for the first Indication	[**]
Initiation of a Phase 3 Clinical Trial in the U.S. for a Product for the first Indication	[**]
Initiation of a Phase 3 Clinical Trial in the U.S. for a Product for the second Indication	[**]
Receipt of Regulatory Approval by the FDA for a Product for the first Indication	[**]
Receipt of Regulatory Approval by the FDA for a Product for the second Indication	[**]
[**]	[**]
[**]	Development and Regulatory Milestone Payment
Receipt of [**] Regulatory Approval for a Product for the first Indication	[**]
Receipt of [**] Regulatory Approval for a Product for the second Indication	[**]
[**]	[**]
[**]	Development and Regulatory Milestone Payment
Receipt of Regulatory Approval by [**] for a Product for the first Indication	[**]
Receipt of Regulatory Approval by [**] for a Product for the second Indication	[**]
[**]	[**]
(i)Each milestone payment in this Section 7.2 shall be payable one time only upon the first achievement of such milestone by the first Product.

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If Akebia or its Affiliates achieves any milestone set forth in this Section 7.2 for a particular Product in a particular Indication before an earlier listed milestone for the same Product in the same Indication, then the earlier listed milestone shall become payable at the same time as the achieved milestone for the same Product in such Indication. No milestone payments in this Section 7.2 shall be due based on the achievement of any of the foregoing milestone events by any Significant Sublicensee.
7.3Delayed Phase 2 Milestone Payment. If Akebia or its Affiliates have not Initiated a Phase 2 Clinical Trial in the U.S. for any Product by the date that is [**] from the Initial Supply Notice Date, then within [**] of such date Akebia shall pay Cyclerion a one-time milestone of [**], which payment shall be [**] for the Initiation of a Phase 2 Clinical Trial in the U.S. for a Product for the first Indication. If (a) Akebia has not [**].
7.4Sales Milestone Payments.
(a)In partial consideration of the rights granted by Cyclerion to Akebia hereunder, subject to the terms and conditions of this Agreement, including Section 7.4(b), on [**], in the event the aggregate Net Sales of all Products recorded by Akebia, or any of its Affiliates [**] in [**] first exceeds each of the three sales milestone events set forth in Table 7.4 below, Akebia shall pay to Cyclerion the sales milestone payment in the corresponding amount set forth in the right-hand column of the table. In the event that Akebia or its Affiliates [**] that is exceeded [**]. Each such milestone payment shall be due within [**] of the end of [**] in which such milestone was achieved.

Table 7.4 – Sales Milestones
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
(b)
For the avoidance of doubt, each sales milestone payment in this Section 7.4(a) shall be payable one time only upon the first achievement of such sales milestone event [**]. For the avoidance of doubt, (i) the maximum aggregate amount payable by Akebia pursuant to this Section 7.4(a) [**], and (ii) the maximum aggregate amount payable by Akebia pursuant to this Section 7.4(a) worldwide is [**].
(c)[**].
7.5Royalty Payments.
(a)Akebia Royalty Rate – [**]. As further consideration for the rights granted to Akebia hereunder, subject to the terms and conditions of this Agreement, including the other terms of this Section 7.5, [**], during the Royalty Term for a Product [**], Akebia shall

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pay to Cyclerion tiered royalties based on Net Sales recorded by Akebia or its Affiliates of all Products in [**] in a [**] at the applicable royalty rates set forth below:

Table 7.5 – Akebia Royalties [**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b)Significant Sublicensee. [**]. In addition, notwithstanding any provision to the contrary set forth in this Agreement, Akebia shall have no obligation pay Cyclerion any royalties based on sales of Products sold by any such Significant Sublicensees other than as set forth in Section 7.6.
(c)ROW Royalty Rate. As further consideration for the rights granted to Akebia hereunder, subject to the other terms of this Section 7.5, during the Royalty Term of a Product [**], unless Akebia has entered into an agreement with a Significant Sublicensee that includes a grant of rights [**], Akebia shall pay to Cyclerion a royalty of [**] on Net Sales recorded by Akebia or its Affiliates or Sublicensees (other than a Significant Sublicensee) of all Products [**] in a [**].
(d)Royalty Term. Akebia shall have no obligation to pay any royalty pursuant to this Section 7.5 with respect to sales of any Product in any country or other jurisdiction after the Royalty Term for such Product in such country or other jurisdiction has expired.
(e)Reductions.
(i)Expiration of Valid Claims. Subject to Section 7.5(e)(iv), on a Product-by-Product and country-by-country basis, during [**] following [**], the royalty rate set forth in this Section 7.5 with respect to such country shall be reduced by [**].
(ii)Generic Product Entry. Subject to Section 7.5(e)(iv), in the event that (A) a Generic Product for a Product is made commercially available in any country in the Territory during the Royalty Term and (B) the Net Sales of such Product in such country [**] are [**] of the royalties otherwise due to Cyclerion with respect to such Product in such country.
(iii)Third Party Intellectual Property. If Akebia makes any payment under any agreement with a Third Party pursuant to which Akebia is granted a license, sublicense or other rights under a Patent or other intellectual property right owned or controlled by a Third Party [**] to Exploit one or more Products, then Akebia may offset against the royalties due to Cyclerion for such Product(s) an amount equal to [**] of the amounts paid in consideration for, or in connection

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with obtaining, such rights from such Third Party (including any upfront payments, milestone payments, royalties, litigation costs, settlement fees, or other expenses relating to the foregoing) in all cases, subject to Section 7.5(e)(iv).
(iv)Maximum Payment Adjustments. [**], in no event will the adjustments under Section 7.5(e)(i), Section 7.5(e)(ii), and Section 7.5(e)(iii) taken together reduce the royalties due to Cyclerion in a country [**] with respect to a Product by more than [**] of the amount that would have been due [**] for such Product in such country but for the application of the reductions in this Section 7.5(e) (the “Reduction Floor”); provided that [**].
(f)Royalty Payments and Reports. Akebia shall calculate all amounts payable to Cyclerion pursuant to this Section 7.5 at the end of each Calendar Quarter, which amounts shall be converted to Dollars in accordance with Section 7.8. Within [**] after the end of each Calendar Quarter after the First Commercial Sale of a Product in the Territory, Akebia shall provide to Cyclerion a written, good faith estimate of the amount of Net Sales of each Product made by Akebia and its Affiliates in each country or other jurisdiction in the Territory during the applicable Calendar Quarter for which royalties pursuant to this Section 7.5 are payable. Akebia shall pay to Cyclerion the royalty amounts due with respect to a given Calendar Quarter within (i) [**] after the end of such Calendar Quarter or (ii) for the portion of any such payment is due to sales by a Sublicensee, as soon as practicable after Akebia is paid by such Sublicensee. Each payment of royalties due to Cyclerion shall be accompanied by a statement of the amount of Net Sales of each Product made by Akebia and its Affiliates and its Sublicensees (other than Significant Sublicensees) in each country or other jurisdiction in the Territory during the applicable Calendar Quarter for which royalties pursuant to this Section 7.5 are payable (including such amounts expressed in local currency and as converted to Dollars), and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.
7.6Sublicense Income.
(a)Akebia shall pay to Cyclerion an amount equal to [**].
(b)Akebia shall pay to Cyclerion an amount equal to [**].
(c)For purposes of calculating [**].
(d)Akebia shall pay Cyclerion its portion of all [**].
7.7Payment Method. All payments due under this Agreement to Cyclerion shall be made by bank wire transfer in immediately available funds to an account as designated by Cyclerion from time to time by notice to Akebia. All payments hereunder shall be made in Dollars.
7.8Exchange Rate. The rate of exchange to be used in computing the amount of currency equivalent in Dollars owed under this Agreement shall be equal to the exchange rate between each currency of origin and Dollars as reported by Citibank, N.A., or an equivalent resource as agreed by the

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Parties, on the last Business Day of the Calendar Quarter in which the applicable Net Sales were made.
7.9Taxes.
(a)[**].
(b)[**].
7.10Interest. If Akebia fails to make any payment due to Cyclerion under this Agreement, then interest shall accrue on a daily basis at the annual rate equal to [**] above the then-applicable prime commercial lending rate of Citibank, N.A., New York, New York, or at the maximum rate permitted by applicable law, whichever is the lower.
7.11Financial Records; Audit.
(a)Retention. Akebia shall, and shall cause its Affiliates and Sublicensees to, keep for at least [**] following the end of the Calendar Year to which they pertain accurate records of the Net Sales of the Products in the Territory, the number of Product units sold, and other matters relating to the calculation of Net Sales and the royalties paid to Cyclerion hereunder, and matters relating to Non-Commercial Sublicense Income and Commercial Sublicense Income paid to Cyclerion hereunder, in sufficient detail to calculate relevant amounts payable hereunder and to verify compliance with its obligations under this agreement.
(b)Access to Records. At the request of Cyclerion, Akebia shall, and shall cause its Affiliates and Sublicensees to, permit an independent auditor designated by Cyclerion and reasonably acceptable to Akebia, at reasonable times and upon at least [**] advance notice, to audit the books and records maintained pursuant to Section 7.11(a) to ensure the accuracy of all reports and payments made hereunder relating to Net Sales, royalties, Non-Commercial Sublicense Income, and Commercial Sublicense Income. Except as provided below, the cost of this audit shall be borne by Cyclerion, unless the audit reveals a variance of more than [**] from the reported amounts, in which case Akebia shall bear the cost of the audit. If such audit concludes that (i) additional amounts were owed by Akebia, then Akebia shall pay the additional amounts, with interest from the date originally due as provided in Section 7.10, or (ii) excess payments were made by Akebia, then Cyclerion shall reimburse such excess payments, in either case ((i) or (ii)), within [**] after the date on which such audit is completed by Cyclerion.
Article 8
LICENSE RIGHTS AND LIMITATIONS
8.1Licenses to Akebia. Subject to the terms and conditions of this Agreement, including 8.2 and Cyclerion’s retained rights under Section 8.7, Cyclerion hereby grants and will grant to Akebia and its Affiliates an exclusive royalty-bearing, worldwide license (with the right to sublicense solely in accordance with Section 8.4) under the Cyclerion Intellectual Property, solely to Exploit the Licensed Compounds and the Products in the Field in the Territory, which license shall

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include the exclusive right to Develop, Manufacture, make, use or import [**] and all other intermediates and other precursors to the Licensed Compounds and the Products solely for the purpose of Manufacturing the Licensed Compounds and the Products in the Field in the Territory in accordance with this Agreement.
8.2Certain Restrictions. Akebia shall not, and shall cause its Affiliates not to (a) directly or indirectly Exploit any Licensed Compound or Product, or any intermediate or other precursor thereof, in any Excluded Indication in any country or other jurisdiction in the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to directly or indirectly Exploit any Licensed Compound or Product, or any intermediate or other precursor thereof, in any [**].
8.3Assigned Trademarks. Cyclerion hereby assigns to Akebia all of its rights, title, and interests in and to the Assigned Trademarks, and agrees to take all actions reasonably requested by Akebia, at Akebia’s expense, to evidence such assignment. Akebia hereby accepts such assignment.
8.4Rights to Sublicense. Akebia shall have the right to grant to any Third Party or Affiliate sublicenses of the rights granted with respect to the Products or Cyclerion Intellectual Property under Section 8.1 [**] without the prior written consent of Cyclerion, provided that each sublicense agreement with a Third Party must (a) be consistent with and expressly made subject to the applicable terms and conditions of this Agreement, (b) contain terms obligating any Third Party to whom a sublicense is granted to comply with the intellectual property provisions of this Agreement, and (c) contain obligations of confidentiality and non-use no less stringent that the confidentiality terms of this Agreement. Akebia shall remain primarily liable to Cyclerion for the performance of all its obligations under, and Akebia’s compliance with all the provisions of, this Agreement, and shall be responsible and liable for any conduct by any of its Sublicensees that would amount to a breach of the terms of this Agreement if performed by Akebia, in each case to the same extent as if Akebia itself has committed any such breach. [**] after execution of any sublicense of the rights granted to Akebia hereunder to a Sublicensee, Akebia will provide Cyclerion with a true and complete copy of any executed sublicense agreement with any Sublicensee, subject to Akebia’s right to redact any confidential information contained therein that is not necessary for Cyclerion to determine compliance with the terms of this Agreement.
8.5Survival of Sublicenses. Upon [**] not then in breach of its sublicense agreement or the terms of this Agreement applicable to such Sublicensee, Cyclerion will enter into a direct license from Cyclerion to such Sublicensee on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each a “New License Agreement”); provided, however, that, [**]. Under any such New License Agreement between Cyclerion and such former Sublicensee, such Sublicensee will be required to pay to Cyclerion the same amounts in consideration for such direct grant as Cyclerion would have otherwise received from Akebia pursuant to this Agreement on account of such Sublicensee’s Exploitation of the Products had this Agreement not been terminated. Under such New License Agreement, the Parties agree that Cyclerion will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in, this Agreement and all applicable rights of Cyclerion set forth in this Agreement will be included in such New License Agreement.

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8.6No Implied Licenses. Neither Party grants (or agrees to grant) to the other Party any right or license to use any of its intellectual property, Know-How, or other proprietary information, materials or technology, or to practice any of its Patents, except as expressly set forth in this Agreement, or any of its Trademarks (other than the Assigned Trademarks).
8.7Retained Rights. Notwithstanding any provision to the contrary set forth in this Agreement, Cyclerion (on behalf of itself and its licensees, other than Akebia and its Sublicensees) expressly retains the right under the Cyclerion Intellectual Property to (a) exercise its rights and perform its obligations under this Agreement, (b) Manufacture the Licensed Compounds and Products (including the right to Develop, Manufacture, make, use or import [**] and all other intermediates and precursors to the Licensed Compounds and the Products for the purposes of Manufacturing Licensed Compound and Products) solely for the purpose of supplying the same to Akebia or its Affiliates in accordance with this Agreement, and (c) Exploit [**] and all other intermediates and precursors to the Licensed Compounds and the Products for the purpose of Exploiting compounds and products that are not Licensed Compounds or Products. Any rights not expressly granted to Akebia by Cyclerion under this Agreement are hereby retained by Cyclerion.
8.8Non-Competition.
(a)Cyclerion Obligations. Cyclerion shall not, and shall cause its Affiliates not [**].
(b)Cyclerion Indications. Notwithstanding Section 8.8(a), [**].
(c)Acquisition of Restricted Product. Notwithstanding Section 8.8(a), [**].
Article 9
INTELLECTUAL PROPERTY
9.1Ownership of Intellectual Property.
(a)Ownership of Technology. As between the Parties, each Party shall own and retain all rights, title, and interests in and to any and all: (i) inventions and other Know-How conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or Sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents Covering any such Know-How, and (ii) other inventions and other Know-How, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth herein) by such Party, its Affiliates, or its licensees or Sublicensees.
(b)Ownership of Joint Patent and Joint Know-How. As between the Parties, the Parties shall each own an equal, undivided interest in any and all (i) inventions and other Know-How that are conceived, discovered, developed, or otherwise made jointly by or on behalf of Cyclerion or its Affiliates, on the one hand, and Akebia or its Affiliates or Sublicensees, on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable (the “Joint Know-How”), and (ii) Patents (the “Joint Patents”) and other intellectual property rights with respect to the inventions and other Know-How described in clause (i) (together with Joint

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Know-How and Joint Patents, the “Joint Intellectual Property Rights”). Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, (and in the case of Akebia, its Sublicensees) to so disclose, the development, making, conception, or reduction to practice of any Joint Know-How or Joint Patents. Subject to the licenses and rights of reference granted herein and each Party’s respective exclusivity obligations hereunder, each Party shall have the right to exploit the Joint Intellectual Property Rights without a duty of seeking consent or accounting to the other Party.
(c)Manufacturing Process Improvements.
(i)Unblocking Manufacturing Process Patent License. Akebia hereby grants Cyclerion a [**], under any Manufacturing Process Patents for any and all purposes, other than to Develop or Commercialize a Product in the Field in the Territory.
(ii)Right to Negotiate for a License to Manufacturing Process Improvements. Upon Cyclerion’s [**], the Parties will discuss in good faith the terms on which Akebia would grant to Cyclerion a [**] to any Manufacturing Process Improvements.
(iii)All Manufacturing Process Improvements shall be the Confidential Information of Akebia and Akebia shall be under no obligation to disclose the technical details or other information required to enable Cyclerion to practice any Manufacturing Process Improvements, except pursuant to the terms of a license agreement negotiated between the Parties as provided herein. [**].
(d)United States Law. The determination of whether Know-How and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright, or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable law in the U.S., irrespective of where such conception, discovery, development or making occurs.
9.2Patent Prosecution and Maintenance.
(a)Prosecution of Control Transferring Patents Before Patent Transfer Date.
(i)As between the Parties, from the Effective Date until the Patent Transfer Date, unless otherwise agreed by the Parties, Cyclerion shall control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of those Cyclerion Patents, other than the Non-Control Transferring Patent, including those Cyclerion Patents set forth on Schedule 9.2(a) (the “Control Transferring Patents”), at its sole cost and expense and by Cyclerion’s counsel as of the Effective Date, provided that:

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(1)If Cyclerion chooses to use counsel other than its counsel as of the Effective Date, then such counsel shall be reasonably acceptable to Akebia;
(2)Cyclerion shall consult with Akebia on all prosecution strategies, including what subject matter to pursue in an application, strategies for responding to substantive communications from a patent office, and divisional filing strategies with respect to the Control Transferring Patents;
(3)Cyclerion shall provide Akebia copies of all correspondence received from the relevant patent office regarding the Control Transferring Patents;
(4)Cyclerion shall provide Akebia copies of all documents relevant to such filing and prosecution at least [**] prior to submission of such documents to the applicable patent office;
(5)Cyclerion shall incorporate all reasonable comments with respect to any Control Transferring Patent provided by Akebia no later than [**] prior to the next deadline for the applicable action that must be taken with respect to such Control Transferring Patent, except that the foregoing obligation will not be construed to require Cyclerion to take any course of action that would negatively impact patent protection for Cyclerion’s proprietary compound, olinciguat, unless such course of action may be necessary to maintain patent protection for praliciguat;
(6)Cyclerion shall not, without the prior written consent of Akebia, file a divisional application for any Control Transferring Patent; provided, however, that, no such consent shall be required to file any divisional application that contains claims solely Covering Cyclerion’s proprietary compound, olinciguat, unless such divisional filing could negatively impact any issued patent or pending application Covering praliciguat, in which case, prior written consent of Akebia is required;
(7)Cyclerion shall not, without the prior written consent of Akebia, abandon or cease prosecution or maintenance of any Control Transferring Patent;
(8)Cyclerion shall use reasonable efforts to prepare, file, prosecute, and maintain the Control Transferring Patents so as to maximize the protection offered by such Control Transferring Patents for the Licensed Compounds and Products;
(9)the Control Transferring Patents shall be deemed the Confidential Information of both Parties;
(10)Cyclerion shall not, without the prior written consent of Akebia, (A) grant any Third Party control over the preparation, filing, prosecution, or maintenance of any Control Transferring Patent or (B) any right to comment on Cyclerion’s preparation, filing, prosecution, or maintenance of any Control Transferring Patent that either (I) would permit such Third Party to provide comments directly to Akebia after the Patent Transfer Date, or (II) exceeds or is otherwise incompatible with Cyclerion’s right to provide comments after the Patent Transfer Date as provided under Section 9.2(b)(i); and

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(11)Cyclerion shall not, without the prior written consent of Akebia, take or fail to take any action (whether alone or in conjunction with other actions) in the course of preparation, filing, prosecution, and maintenance of any Control Transferring Patent that could materially diminish or limit the scope of such Control Transferring Patent’s protection of one or more Licensed Compounds or Products (if such Control Transferring Patent were to issue in its then-current form) in favor of increasing the protection of any other compound or product, including for the avoidance of doubt, Cyclerion’s proprietary compound, olinciguat. If at any time any course of action taken by Cyclerion may negatively impact patent protection for the Licensed Compounds or Products, then upon Akebia’s request Cyclerion shall cease such action.
(b)Prosecution of Control Transferring Patents After Patent Transfer Date and Joint Patents.
(i)As between the Parties, Akebia shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of (A) after the Patent Transfer Date, the Control Transferring Patents and (B) after the Effective Date, Joint Patents (collectively, ((A) and (B)), the “Akebia Primary Patents”), in each case, at its sole cost and expense and by counsel of its own choice that is reasonably acceptable to Cyclerion. Akebia shall (x) keep Cyclerion reasonably informed of all substantive matters relating to prosecution and maintenance of those Akebia Primary Patents that Cover Cyclerion’s proprietary compound, olinciguat, including by providing Cyclerion copies of all documents relevant to such filing and prosecution at least [**] prior to submission of such documents to the applicable patent office with respect to any such Akebia Primary Patents for Cyclerion’s review and comment and by providing Cyclerion reasonable advance written notice of [**].
(ii)In the event that Akebia desires to abandon or cease prosecution or maintenance of any Akebia Primary Patent, Akebia shall provide reasonable prior written notice to Cyclerion of such intention to abandon (which notice shall, to the extent possible, be given no later than [**] prior to the next deadline for any action that must be taken with respect to any such Akebia Primary Patent in the relevant patent office). In such case, upon Cyclerion’s written election provided no later than [**] after such notice from Akebia, Cyclerion shall have the right to assume the prosecution and maintenance of such Akebia Primary Patent at Cyclerion’s expense.
(c)Prosecution of Non-Control Transferring Patent.
(i)As between the Parties, Cyclerion shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, oppositions, invalidation proceedings, and defense of validity or enforceability challenges, in each case, except as provided in Section 9.4(c)) of the Cyclerion Patents set forth on Schedule 9.2(c) (the “Non-Control Transferring Patent”), at its sole cost and

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expense and by counsel of its own choice. Cyclerion will keep Akebia reasonably informed of all substantive matters relating to prosecution and maintenance of the Non-Control Transferring Patent, including by providing Akebia copies of all documents relevant to such filing and prosecution at least [**] prior to submission of such documents to the applicable patent office with respect to any such Non-Control Transferring Patent for Akebia’s review and comment and will incorporate any reasonable comments with respect thereto provided by Akebia no later than [**] prior to the next deadline for the applicable action that must be taken with respect to any such Non-Control Transferring Patent. Cyclerion shall not take any action that could jeopardize the validity or enforceability of the Akebia Primary Patents or any action may negatively impact the Akebia Primary Patents.
(ii)In the event that Cyclerion desires to abandon or cease prosecution or maintenance of any Non-Control Transferring Patent, Cyclerion shall provide reasonable prior written notice to Akebia of such intention to abandon (which notice shall, to the extent possible, be given no later than [**] prior to the next deadline for any action that must be taken with respect to any such Non-Control Transferring Patent in the relevant patent office). In such case, upon Akebia’s written election provided no later than [**] after such notice from Cyclerion, Akebia shall have the right to assume the prosecution and maintenance of such Non-Control Transferring Patent at Akebia’s expense. If Akebia does not provide such election within [**] after such notice from Cyclerion, Cyclerion may, in its sole discretion, continue or discontinue prosecution and maintenance of such Non-Control Transferring Patent.
(d)Update to Schedule 1.30 upon Patent Transfer. [**] after the Patent Transfer Date, but in any event within [**], Cyclerion shall provide Akebia an updated Schedule 1.30 setting forth all Cyclerion Patents existing as of the Patent Transfer Date.
(e)Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provided above in this Section 9.2, including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution, and making its personnel with appropriate scientific expertise available to assist in such efforts.
(f)Patent Term Extensions and Patent Linkage. Akebia will have the sole right and discretion to determine and control (i) all filings of requests for patent term extensions, supplementary protection certificates, or equivalents thereto in any country in the Territory with respect to the Akebia Primary Patents (each a “Patent Term Extension”) and (ii) linking of Patents to an approved Product such as in the FDA’s “Orange Book” or its foreign equivalent in any country in the Territory with respect to Cyclerion Patents (each “Patent Linkage”). [**]. Upon the request of Akebia [**], Cyclerion will provide support, assistance, and all necessary documents, in full executed form if needed, to Akebia for the purpose of supporting, filing, obtaining, and maintaining Patent Term Extensions and Patent Linkage.

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9.3Patent Contacts. Each Party will designate patent counsel representatives who will be responsible for coordinating the activities between the Parties in accordance with this Article 9 (each a “Patent Contact”). Each Party will designate its initial Patent Contact within [**] following the Effective Date and will promptly thereafter notify the other Party of such designation. Each Party will promptly notify the other Party of any substitution of another person as its Patent Contact. The Patent Contacts will, from time to time, discuss the respective Patent strategies of the Parties relating to this Agreement. In particular the Patent Contacts will discuss the global intellectual property activities under this Agreement and review and update the list of Cyclerion Patents from time to time. The Patent Contacts will meet at least [**], or as otherwise agreed to by the Parties until the Patent Transfer Date, and thereafter at least annually.
9.4Infringement by Third Parties.
(a)Notice. Each of Akebia and Cyclerion shall promptly notify the other Party in writing of any alleged or threatened infringement of any Non-Control Transferring Patent or Akebia Primary Patent by a Third Party in the Territory of which the Party becomes aware (including alleged or threatened infringement based on the Exploitation of a product that could be competitive with a Product in the Territory (a “Product Infringement”)).
(b)Right to Bring Suit. [**] shall have the first right to bring and control any action or proceeding with respect to any alleged or threatened infringement of a Cyclerion Patent or Joint Patents in the Territory. If [**] does not bring and continue pursuing diligently an action or proceeding against, or otherwise cause the cessation of, a Product Infringement of any Cyclerion Patent or Joint Patent by or after (A) [**] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such an action, whichever comes first, then [**] shall have the right to bring and control an infringement action under the applicable Cyclerion Patents or Joint Patents with respect to such Product Infringement at its own expense and by counsel of its own choice.
(c)Defense of Patents in Related Proceedings. Notwithstanding Section 9.2(c), as between the Parties, [**] shall have the first right, but not the obligation, to control the defense (including any interferences, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of Non-Control Transferring Patent if such defense is related to any actual or threatened enforcement of such Patents by [**] under this Section 9.4, at [**] sole cost and expense and by counsel of its own choice; provided that [**] shall obtain the written consent of [**] prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned or delayed. [**] may participate in any such claim, suit, or proceeding in the Territory with counsel of its choice at its own expense. If [**] elects not to defend or control the defense of any such Non-Control Transferring Patent in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then [**] may conduct and control the defense of any such claim, suit, or proceeding at its own expense. As between the Parties Akebia shall have the first right, but not the obligation, to control the defense (including any interferences, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of Akebia Primary Patents if such defense is related to any actual or threatened enforcement of such Patents by Akebia

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under this Section 9.4 and any settlement or compromise of such defense related to the Akebia Primary Patents shall be in Akebia’s sole discretion.
(d)Cooperation; Settlement. For any action or proceeding brought by a Party under this Section 9.4 (the “Initiating Party”), regardless of which Party brings such action or proceeding, the other Party (the “Non-Initiating Party”) hereby agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any such action or proceeding that may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. Cyclerion shall, at its own expense and with its own counsel, have the right to participate in any action brought by Akebia under this Section 9.4. Akebia shall, at its own expense and with its own counsel, have the right to participate in any action brought by Cyclerion involving a Product Infringement. Neither Party may settle any action or proceeding brought under this Section 9.4 in a manner that, or knowingly take any other action in the course thereof that, materially adversely affects the other Party’s interest in the Non-Control Transferring Patent or Akebia Primary Patents, without the written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed.
(e)Recoveries. Any recovery realized as a result of such litigation described in Section 9.4 (whether by way of settlement or otherwise) shall be first, allocated to [**]. Any remainder after [**] shall be [**]; provided, however, that to the extent that any award or settlement (whether by judgment or otherwise) is attributable to loss of sales with respect to a Product, then such award or settlement will be treated [**].
9.5Third Party Claims for Infringement or Misappropriation. If the Exploitation of a Licensed Compound or Product in the Territory under this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Akebia (or its Affiliates or Sublicensees), then the Party with knowledge of such actual or potential claim shall [**] notify the other Party thereof in writing. [**] shall have the first right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense, using counsel of its own choice. [**] may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. If [**] elects (in a written communication submitted to [**] within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit, or proceeding, within such time periods so that [**] is not prejudiced by any delays, [**] may conduct and control the defense of any such claim, suit, or proceeding at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding. Any recoveries by [**] of any sanctions awarded to [**] and against a party asserting a claim being defended under this Section 9.5 shall be applied first to reimburse [**] and [**] for its reasonable out-of-pocket costs of defending such claim, suit, or proceedings. The balance of any such recoveries shall be retained by [**], provided, however, [**].

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9.6Product Trademarks. Akebia will have the right to brand the Products using Trademarks it determines appropriate for the Product, which may vary by region or within a region (the “Product Marks”). Akebia will own all rights in the Product Marks in the Territory and will register and maintain the Product Marks in the Territory that it determines reasonably necessary, at its expense. Akebia will be solely responsible, at its expense, for enforcing such Product Marks against any Third Party infringement as Akebia reasonably determines in its sole discretion.
Article 10
Article 11CONFIDENTIALITY
11.1Confidentiality Obligations. At all times during the Term and for a period of [**] following termination or expiration hereof, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use for any purpose any Confidential Information furnished or otherwise made known to it by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of, or the exercise of such Party’s rights under, this Agreement. The terms of this Agreement shall be the Confidential Information of both Parties, and each Party shall be deemed to be the receiving Party thereto. To the extent the receiving Party can demonstrate by documentation or other competent proof, the following information will not be deemed Confidential Information and the confidentiality and non-use obligations under this Section 10.1 will not apply to any such information that:
(a)has been published by a Third Party or is or hereafter becomes part of the public domain by public use, publication, general knowledge, or the like through no wrongful act, fault, or negligence on the part of the receiving Party;
(b)has been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
(c)is subsequently received by the receiving Party from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or
(d)has been independently developed by or for the receiving Party without reference to, or use or disclosure of the disclosing Party’s Confidential Information.
(e)Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

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11.2Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:
(a)required to be disclosed pursuant to law, regulation, applicable stock exchange rule or made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial, and local governmental or regulatory body of competent jurisdiction, including under subpoena, document requests related to litigation, or by reason of filing with securities regulators (including, for the avoidance of doubt, filing this Agreement as a material agreement as may be required pursuant to securities regulations); provided, however, that the receiving Party shall first have given prompt written notice (and to the extent practicable, at least [**] notice) to the disclosing Party and provides reasonable assistance to the disclosing Party in taking whatever action the disclosing Party deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Section 10.2(a), the receiving Party shall furnish only that portion of Confidential Information that the receiving Party is required to disclose. Notwithstanding the foregoing, at [**] prior to either Party filing this Agreement with securities regulators, such filing Party will furnish a proposed redacted copy of this Agreement to the other Party for review, and such filing Party will incorporate all reasonable additional redactions requested by the other Party;
(b)made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any Regulatory Submission or in connection with any inspection or audit by any Regulatory Authority;
(c)made by the receiving Party or its Affiliates or sublicensees to its or their actual or bona fide potential advisors, consultants, clinicians, vendors, service providers, contractors, licensees, collaborators, or sublicensees (and to each of their respective bankers, lawyers, accountants, or agents) as may be [**] in connection with the Exploitation of the Licensed Compounds or the Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10;
(d)subject to Section 9.4, made by or on behalf of the receiving Party to a patent authority as may be reasonably [**] for purposes of filing, prosecuting, maintaining, enforcing, or defending a Patent as permitted under this Agreement; or
(e)made by or on behalf of the receiving Party to actual or bona fide potential investors or acquirers or other Third Party transactional parties (and to each of their respective bankers, lawyers, accountants, or agents), as may be necessary in connection with their evaluation of such potential or actual investment or acquisition; provided, however, that such Third Parties shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to Section 10.1 (with durations of confidentiality and non-use as appropriate).

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11.3Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity, without the prior written approval of such other Party in each instance, except for either Party’s references to the other as the licensor or licensee (as applicable) or a collaboration partner under this Agreement. The restrictions imposed by this Section 10.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by applicable law; provided that such Party shall use reasonable efforts to submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.
11.4Public Announcements. The Parties will cooperate in good faith and agree upon the content of a press release, which may be issued by Cyclerion following the Effective Date. Except as set forth in Section 10.2, neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent. Without limiting the foregoing, to the extent permitted by applicable law and any applicable stock exchange rules, [**]. After the permitted public disclosure by a Party, either Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval so long as the information in such public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.
11.5Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any authorized representative of the receiving Party after having access to such Confidential Information (“Residual Knowledge”). Any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.
11.6Return of Confidential Information. Upon the effective date of the termination of this Agreement for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party does not retain rights under the surviving provisions of this Agreement: (a) promptly destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, however, the other Party shall be permitted to retain copies of such Confidential Information for the sole purpose of performing any continuing obligations hereunder or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.
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Article 13REPRESENTATIONS AND WARRANTIES
13.1Representations and Warranties by Cyclerion. Cyclerion hereby represents and warrants to Akebia as of the Effective Date as follows:
(a)the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions;
(b)this Agreement constitutes a valid obligation of Cyclerion and is binding and enforceable against Cyclerion in accordance with the terms hereof;
(c)Cyclerion and, to Cyclerion’s Knowledge, its contractors and consultants, have complied in all material respects with all applicable law in the Development and Manufacture of the Licensed Compound and Product prior to the Effective Date;
(d)Cyclerion has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and there is no contractual restriction or other legal obligation binding on Cyclerion that would be contravened by execution and delivery of this Agreement or by the performance or observance of its terms;
(e)Cyclerion has not granted, and will not grant during the Term, a license or sublicense to any Affiliate or Third Party under the Cyclerion Intellectual Property that would conflict with the rights granted to Akebia hereunder;
(f)all Cyclerion Patents existing as of the Effective Date are set forth on Schedule 1.30, and such Cyclerion Patents represent all Patents Cyclerion Controls that are necessary or reasonably useful for Akebia’s Exploitation of the Licensed Compounds or the Products as contemplated by this Agreement;
(g)Cyclerion is the sole and exclusive owner of the entire right, title, and interest in the Cyclerion Patents set forth on Schedule 1.30, free of any encumbrance, lien, or claim of ownership by any Third Party;
(h)(i) there are no claims, judgments or settlements against Cyclerion pending or, to Cyclerion’s Knowledge, threatened, that invalidate or seek to invalidate the Cyclerion Patents set forth on Schedule 1.30, (ii) there is no opposition pending in any jurisdiction outside of the United States that challenges the validity or enforceability of, or Cyclerion’s ownership rights in, any of the Cyclerion Patents set forth on Schedule 1.30 in that jurisdiction, (iii) there is no litigation pending against Cyclerion or any Affiliate of Cyclerion that alleges that any of the activities contemplated by this Agreement will violate any Patent or other intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation), and (iv) Cyclerion has not received any written correspondence from a Third Party alerting Cyclerion of any intellectual property rights that allegedly would be infringed by Akebia’s Exploitation of a Licensed Compound or Product or asserting that any claim in the Cyclerion Patents set forth on Schedule 1.30 is invalid or unenforceable;

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(i)to Cyclerion’s Knowledge, the Cyclerion Patents set forth on Schedule 1.30 have been diligently prosecuted with the respective patent offices where such Cyclerion Patents have been filed in the Territory in accordance with applicable law, and all applicable fees necessary to maintain the Cyclerion Patents set forth on Schedule 1.30 have been paid on or before the due date for such payment;
(j)each individual who is an inventor of or otherwise has or has had any rights in or to any Cyclerion Patents identified as being owned by Cyclerion on Schedule 1.30 has assigned to Cyclerion all of his or her interest therein;
(k)Cyclerion is entitled to grant the licenses specified herein;
(l)the conception, development, and reduction to practice of any of the Cyclerion Intellectual Property have not constituted or involved the misappropriation of trade secrets or other intellectual property rights of any Third Party;
(m)the process used by Cyclerion to Manufacture the Licensed Compounds or Products (as applicable) as of the Effective Date does not require the use of any Third Party intellectual property right;
(n)to Cyclerion’s Knowledge, the practice by Cyclerion or Akebia under the Cyclerion Intellectual Property or the Exploitation by Cyclerion or Akebia (or their respective Affiliates or Sublicensees) of any Licensed Compound or Product, in each case, as contemplated under this Agreement, does not and will not infringe, misappropriate, or otherwise violate any intellectual property rights of any Third Party;
(o)no Third Party has challenged the ownership, scope, duration, validity, enforceability, priority, or right to use any Cyclerion Patent (including, by way of example, through the institution of or written threat of institution of interference, inter partes review, reexamination, protest, opposition, nullity, or similar invalidity proceeding before the United States Patent and Trademark Office or any foreign patent authority or court);
(p)Cyclerion has not previously assigned, transferred, conveyed, or granted any license or other rights under the Cyclerion Intellectual Property, except in each case where such assignment, transfer, conveyance, or grant is not inconsistent with the rights and licenses granted to Akebia under this Agreement;
(q)all rights in all inventions and discoveries made, developed or conceived by any employee or independent contractor of Cyclerion during the course of their employment (or other retention) by Cyclerion and included in the Cyclerion Know-How or that are the subject to one (1) or more Cyclerion Patents have been (or to the extent present assignment of future inventions is not permitted by applicable law, will be) assigned in writing to Cyclerion pursuant to a written agreement to assign such inventions and discoveries to Cyclerion;
(r)the Cyclerion Know-How that constitutes trade secrets under applicable law has been kept confidential or has been disclosed to Third Parties only under terms of

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confidentiality. To Cyclerion’s Knowledge, no breach of such confidentiality has been committed by any Third Party;
(s)the inventions Covered by the Cyclerion Patents on Schedule 1.30 were not created pursuant to, subject to, or otherwise made in connection with any research activities funded, in whole or part, by the federal government of the United States or any agency thereof or any other governmental authority worldwide, and are not subject to the requirements of the Bayh-Dole Act or any similar provision of any applicable law;
(t)all INDs owned or Controlled by Cyclerion that cover any Licensed Compound are listed on Schedule 4.1;
(u)Cyclerion has provided to Akebia true, complete, and correct (redacted) copies of all agreements between Cyclerion or an Affiliate of Cyclerion and a Third Party relating to the Manufacture or supply of the Licensed Compounds and Products and components thereof (as applicable) that are in effect as of the Effective Date, a complete list of which are listed on Schedule 11.1(u); there are no [**] between Cyclerion or its Affiliates, on the one hand, and any Third Party relating to the Manufacture or supply of the Licensed Compounds or Products and components thereof (as applicable) to Cyclerion, on the other hand, that would limit Akebia’s ability to Manufacture, or have the Licensed Compounds or Products and components thereof (as applicable) Manufactured;
(v)Cyclerion has obtained the right (including under any Patent and other intellectual property right) to use all materials (including any formulations and Manufacturing processes and procedures) [**] for the Exploitation of the Licensed Compounds or the Products, as contemplated by this Agreement, in each case that was developed or delivered by any Third Party under any agreements between Cyclerion and any such Third Party with respect to the Licensed Compounds or Products, and Cyclerion has the rights under each such agreement to transfer such materials to Akebia and its designees and to grant Akebia the right to use such materials in the Exploitation of the Licensed Compounds and Products without restriction and without payments required by Akebia beyond those set forth in this Agreement;
(w)there are no amounts that will be required to be paid by Akebia to any Third Party as a result of the Exploitation of the Licensed Compounds or Products (as applicable) that arise out of any agreements to which Cyclerion or its Affiliates are a party;
(x)all works of authorship and all other materials subject to copyright protection included in Cyclerion Know-How are original and were either created by employees of Cyclerion or its Affiliates within the scope of their employment or are otherwise works made for hire, or all right, title, and interest in and to such materials have been legally and fully assigned and transferred to Cyclerion or such Affiliate, and all rights in all Know-How and discoveries developed or invented by any employee or independent contractor of Cyclerion or such Affiliate during the course of their employment (or other retention) by Cyclerion or such Affiliate, and included in Cyclerion Know-How, or that are the subject of one or more Cyclerion Patents, have been assigned in writing to Cyclerion or its Affiliate;

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(y)to Cyclerion’s Knowledge: (i) there are no scientific or technical facts or circumstances that have not been disclosed to Akebia, and that would [**] the scientific, therapeutic, or commercial potential of the Products; (ii) there is nothing within Cyclerion’s control that has not been disclosed to Akebia and that could [**] the acceptance, or the subsequent approval, by any Regulatory Authority of any Regulatory Submissions with respect to any Product; and (iii) except as disclosed to Akebia in Cyclerion’s virtual data room, there are no [**]; and
(z)Cyclerion has provided Akebia with the opportunity to review all written material data in Cyclerion’s possession relating to the subject matter of this Agreement, and has not intentionally concealed from Akebia any such material data.
13.2Representations and Warranties by Akebia. Akebia hereby represents and warrants to Cyclerion as of the Effective Date as follows:
(a)The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions;
(b)This Agreement constitutes a valid obligation of Akebia and is binding and enforceable against Akebia in accordance with the terms hereof; and
(c)Akebia has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and there is no contractual restriction or obligation binding on Akebia that would be contravened by execution and delivery of this Agreement or by the performance or observance of its terms.
13.3Debarment. Neither Party has ever been, is not currently, nor is it the subject of a proceeding that could lead to it becoming a Debarred Entity, Excluded Entity, or Convicted Entity and it will not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List for clinical investigators.  Each Party further covenants that if, during the Term, it becomes a Debarred Entity, Excluded Entity, or Convicted Entity or if any employee or agent performing any of its obligations hereunder becomes a Debarred Individual, Excluded Individual, or a Convicted Individual, or added to FDA’s Disqualified/Restricted List for clinical investigators, then such Party shall immediately notify the other Party.  For purposes of this provision, the following definitions shall apply:
(a)A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.
(b)A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.

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(c)An “Excluded Individual” or “Excluded Entity” is (A) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (B) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).
(d)A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
(e)“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor.
13.4Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
Article 14
INDEMNIFICATION
14.1Indemnification by Akebia. Akebia shall indemnify Cyclerion, its Affiliates, and its and their respective directors, officers, employees, and agents (“Akebia Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Akebia Indemnitees arising from or relating to: (a) the breach by Akebia of this Agreement, (b) the gross negligence, reckless conduct, or willful misconduct on the part of Akebia or its Affiliates or Sublicensees in performing its or their obligations under this Agreement, or (c) the Exploitation by Akebia or any of its Affiliates or Sublicensees of any Licensed Compound or Product in the Territory, except, in each case ((a) – (c)), for those Losses for which Cyclerion, in whole or in part, has an obligation to indemnify Akebia pursuant to Section 12.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability.

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14.2Indemnification by Cyclerion. Cyclerion shall indemnify Akebia, its Affiliates, and its and their respective directors, officers, employees, and agents (the “Cyclerion Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Cyclerion Indemnitees arising from or relating to: (a) the breach by Cyclerion of this Agreement, (b) the gross negligence, reckless conduct or willful misconduct on the part of Cyclerion or its Affiliates in performing its obligations under this Agreement, or (c) the Exploitation by Cyclerion or any of its Affiliates, licensees (other than Akebia), or Sublicensees of any Licensed Compound or Product in the Territory, except, in each case ((a) – (c)), for those Losses for which Akebia, in whole or in part, has an obligation to indemnify Cyclerion pursuant to Section 12.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
14.3Indemnification Procedures. A Party seeking indemnification under Section 12.1 or Section 12.2 hereof (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit, or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees, or agents intend to claim such indemnification. [**]. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.
14.4Special, Indirect, and Other Losses. EXCEPT FOR WILLFUL MISCONDUCT AND EXCEPT IN THE EVENT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR SECTIONS 8.2 OR 8.8, AND EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
14.5Insurance. The Parties shall maintain insurance with creditworthy insurance companies against such risks and in such amounts as are usually maintained or insured against by other companies of established repute and in the same or a similar business.
Article 15
TERM AND TERMINATION
15.1Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect, on a Product-by- Product and country-by-country basis, in full force and effect until the expiration of the Royalty Term applicable to such

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Product and such country and will expire in its entirety upon the expiration of the last Royalty Term (such period, the “Term”).
15.2Termination.
(a)Convenience. At any time after the date one (1) year after the Effective Date, Akebia may terminate this Agreement in its entirety, by providing written notice to Cyclerion thereof, which termination will be effective one hundred eighty (180) days following the date of such notice, except, in the event that Akebia has received Regulatory Approval for a Product in any Major Country, such notice period will be [**] prior written notice.
(b)Material Breach.
(i)Termination. Either Party may terminate this Agreement at any time upon written notice to the other Party if the other Party is in material breach of this Agreement and such material breach is not cured within [**] after written notice thereof is delivered to the defaulting or breaching Party provided, however, if such breach is not reasonably curable within [**] and if the breaching Party is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by the Parties in order to permit the breaching Party a reasonable period of time to cure such breach (but in no event will such additional time period be more than [**]. Any notice provided pursuant to this Section 13.2(b) shall identify with particularity the alleged breach and state the non-breaching Party’s intent to terminate this Agreement if such breach is not cured. If the material breach described in the notice of such material breach solely pertains to one or more specific Major Countries, then the other Party may terminate this Agreement solely with respect to those Major Countries to which such breach pertains.
(ii)Disputes Regarding Material Breach. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, then the breaching Party that disputes whether there has been a material breach may contest the allegation in accordance with Section 14.12, and the applicable cure period will toll upon the initiation of such dispute resolution procedures. If, as a result of such dispute resolution process, it is finally determined pursuant to Section 14.12 that the breaching Party committed a material breach of this Agreement, then the applicable cure period will resume and if the breaching Party does not cure such material breach within the remainder of such cure period (as such cure period may be extended pursuant to Section 13.2(b)(i)), then this Agreement will terminate effective as of the expiration of such cure period. This Agreement will remain in full force and effect during the pendency of any such dispute resolution proceeding and the applicable cure period. Any such dispute resolution proceeding will not suspend any obligations of either Party hereunder and each Party will use reasonable efforts to mitigate any damages. Any payments that are made by one Party to the other Party pursuant to this Agreement pending resolution of the dispute will be promptly refunded if it is determined pursuant to Section 14.12 that such payments are to be refunded by one Party to the other

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Party. If, as a result of such dispute resolution proceeding, it is determined that the breaching Party did not commit such material breach (or such material breach was cured in accordance with this Section 13.2(b)(i)), then no termination of this Agreement will be effective, and this Agreement will continue in full force and effect.
(c)Patent Challenge. If Akebia or any of its Affiliates or Sublicensees commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Cyclerion Patent in any court, tribunal, patent office, or other proceeding in a country or other jurisdiction in the Territory (a “Patent Challenge”), then Cyclerion will have the right to terminate this Agreement on [**] written notice to Akebia; such termination of such license to be effective immediately following such notice period; provided that, if Akebia or its Affiliate or Sublicensee withdraws (or causes to be withdrawn) such Patent Challenge within [**] after being requested to do so by Cyclerion in writing (which termination notice will be deemed a request), then Cyclerion will have no right to terminate this Agreement pursuant to this Section 13.2(c). For the avoidance of doubt, Cyclerion may not terminate this Agreement pursuant to this Section 13.2(c) if Akebia or its Affiliate or Sublicensee is required by legal process to be joined as a party in any Patent Challenge by a Third Party. In addition, notwithstanding the foregoing, Cyclerion will have no right to terminate this Agreement pursuant to this Section 13.2(c) with respect to: (i) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction advanced by Akebia, or any of its Affiliates or Sublicensees in response to any claim or action brought in the first instance by, on behalf of, Cyclerion or any of its Affiliates or licensees; (ii) any Patent Challenge to the extent commenced by a Third Party that after the Effective Date acquires or is acquired by Akebia or any of its Affiliates or its of their business or assets, whether by stock purchase, merger, asset purchase or otherwise; provided that such proceeding commenced prior to the closing of such acquisition; or (iii) any Patent Challenge that is commenced by a Sublicensee; provided that Akebia demands that such Sublicensee withdraw such Patent Challenge promptly after Akebia becomes aware of such Patent Challenge and terminates the sublicense agreement with the applicable Sublicensee if such Sublicensee does not withdraw such Patent Challenge [**] after receipt of notice from Akebia.
(d)Bankruptcy. All rights and licenses now or hereafter granted by Cyclerion to Akebia under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Akebia pursuant to Section 8.1, are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by Cyclerion, Cyclerion agrees that Akebia, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Without limiting the generality of the foregoing, Cyclerion and Akebia intend and agree that any sale of Cyclerion’s assets

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under Section 363 of the Bankruptcy Code shall be subject to Akebia’s rights under Section 365(n), that Akebia cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Akebia’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Akebia. Further, each Party agrees and acknowledges that all payments by Akebia to Cyclerion hereunder, other than the royalty payments pursuant to Section 7.5 and the sales milestones pursuant to Section 7.4, do not constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or relate to licenses of intellectual property hereunder. Cyclerion will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property rights. Each Party acknowledges and agrees that “embodiments” of intellectual property rights within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples, and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Cyclerion Intellectual Property, and all information related to the Cyclerion Intellectual Property. If (A) a case under the U.S. Bankruptcy Code is commenced by or against Cyclerion, (B) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (C) Akebia elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, then Cyclerion (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:
(1)provide Akebia with all such intellectual property rights (including all embodiments thereof) held by Cyclerion and such successors and assigns, or otherwise available to them, immediately upon Akebia’s written request. Whenever Cyclerion or any of its successors or assigns provides to Akebia any of the intellectual property rights licensed hereunder (or any embodiment thereof) pursuant to this Section 13.2(d), Akebia will have the right to perform Cyclerion’s obligations hereunder with respect to such intellectual property rights, but neither such provision nor such performance by Akebia will release Cyclerion from liability resulting from rejection of the license or the failure to perform such obligations; and
(2)not interfere with Akebia’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property rights (including such embodiments), including any right to obtain such intellectual property rights (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.
(i)All rights, powers, and remedies of Akebia provided herein are in addition to and not in substitution for any and all other rights, powers, and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to Cyclerion. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):

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(1)the right of access to any intellectual property rights (including all embodiments thereof) of Cyclerion, or any Third Party with whom Cyclerion contracts to perform an obligation of Cyclerion under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import, export or other Exploitation of any Licensed Compound or Product; and
(2)the right to contract directly with any Third Party to complete the contracted work.
15.3Consequences of Termination. In the event of a termination of this Agreement in its entirety for any reason, the following will apply:
(a)all rights and licenses granted by Cyclerion hereunder shall immediately terminate;
(b)unless the Agreement is terminated by Akebia pursuant to Section 13.2(b) for Cyclerion’s breach, then Akebia shall, and hereby does effective as of the effective date of termination, grant Cyclerion an non-exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, under the Akebia Intellectual Property to Exploit in the Territory any Licensed Compound or Product;
(c)in the event there are any on-going Clinical Trials of the Products:
(i)the Parties shall work together in good faith to either adopt, and (A) if Cyclerion has become the sponsor in such Clinical Trial, then Cyclerion shall have the final decision-making authority with respect to, or (B) if Cyclerion has not become the sponsor in such Clinical Trial, then Akebia shall after good faith consultation with Cyclerion and taking into account reasonable suggestions from Cyclerion, have the final decision-making authority with respect to, a plan to (A) wind-down the Development activities in the Territory in an orderly fashion, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Trials of the Products and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable laws and regulations or (B) transfer such on-going Clinical Trials in the Territory to Cyclerion;
(ii)all costs and expenses incurred from the effective date of the termination notice in winding down the Development and Commercialization activities with respect to the Products shall be borne solely by Akebia, unless the Agreement is terminated by Akebia pursuant to Section 13.2(b) for Cyclerion’s breach, in which case such costs and expenses shall be borne by Cyclerion;
(d)unless the Agreement is terminated by Akebia pursuant to Section 13.2(b) for Cyclerion’s breach, then Akebia shall assign or cause to be assigned to Cyclerion or its designee (or to the extent not so assignable, Akebia shall take all reasonable actions as soon as practicable to make available to Cyclerion or its designee the benefits of) all Regulatory Submissions (including Regulatory Approvals) filed, submitted or received after the

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Effective Date solely for the Products in the Territory Controlled by Akebia or its Affiliates;
(e)unless the Agreement is terminated by Akebia pursuant to Section 13.2(b) for Cyclerion’s breach, then Akebia shall, and hereby does, effective on the effective date of such termination, assign to Cyclerion all of Akebia’s and its Affiliates’ right, title, and interest in and to the Product Marks, including all goodwill therein, and Akebia shall promptly take such actions and execute such instruments, assignments, and documents as may be necessary to effect, evidence, register, and record such assignment, at Akebia’s cost; provided, however, that the foregoing obligations shall not apply to any Product Marks that include, in whole or part, any corporate name or logo of Akebia or its Affiliates;
(f)unless the Agreement is terminated by Akebia pursuant to Section 13.2(b) for Cyclerion’s breach, then upon Cyclerion’s request, Akebia shall assign to Cyclerion any agreements with Third Party suppliers, contract research organizations, or other vendors that solely relate to the supply or sale of the Products in the Territory; provided that if any such contract between Akebia and a Third Party is not assignable to Cyclerion (whether by such contract’s terms or because such contract does not relate specifically to the Product) but is otherwise [**] for Cyclerion to commence Developing or Commercializing the Products in the Territory, then Akebia shall reasonably cooperate with Cyclerion to negotiate for the continuation of services or supply from such entity for a period not to [**]; and
(g)Akebia shall have the right to sell in the Territory any remaining inventory over a period of [**] after the effective date of termination, or such other period as may be agreed by the Parties or required by applicable Regulatory Authorities (the “Sell-Down Period”). Notwithstanding the foregoing, if Akebia has not received Regulatory Approval for any Product before the effective date of termination or expiration of this Agreement, the Sell-Down Period shall be [**] after the effective date of termination or expiration of this Agreement. Unless the Agreement is terminated by Akebia pursuant to Section 13.2(b) for Cyclerion’s breach, [**], Akebia shall report such inventory as of the end of the Sell-Down Period, and Cyclerion shall have the right to purchase from Akebia all or part of the inventory of Licensed Compound, Product, or any intermediate thereof held by Akebia as of the end of the Sell-Down Period at a price equal to the price paid by Akebia for the supply of such inventory.
15.4Cumulative Remedies. Except as expressly stated otherwise herein, termination of this Agreement or other jurisdiction(s) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
15.5Accrued Obligations. Except as set forth herein, any termination or expiration of this Agreement shall not relieve either Party of any obligation that has accrued prior to the effective date of such termination or expiration, which obligations shall remain in full force and effect for the period provided therein.

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15.6 Survival. The terms of Sections 7.7 through 7.11, 8.5, 9.1(a), 9.1(b), 9.1(c)(i), 9.1(d), 11.4, 13.3, 13.4, 13.5, 13.6, 14.1, 14.2, 14.3, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12 14.13, 14.14 and Article 1, Article 10 and Article 12 shall survive any termination or expiration of this Agreement.
Article 16
MISCELLANEOUS
16.1Notices. Any notice, request, demand, waiver, consent, approval, or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed given only if delivered to the Party personally, sent to the Party by registered mail, return receipt requested, postage prepaid, sent by a nationally recognized courier service guaranteeing next-day or second-day delivery, charges prepaid, or by email with affirmative confirmation of receipt, in each case addressed to the Party at its address set forth below, or at such other address as such Party may from time to time specify by notice given in the manner provided herein to the Party entitled to receive notice hereunder:
If to Akebia, to:
Akebia Therapeutics, Inc.
245 First Street
14th Floor
Cambridge, MA 02142
Attention: [**]
Email: [**]

with a copy (which shall not constitute notice) to:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: [**]
Email: [**]

And

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199-3600
Attention: [**]
Email: [**]

If to Cyclerion, to:

Cyclerion Therapeutics, Inc.
245 First Street
Riverview II, 18th Floor
Cambridge, MA 02142
Attention: [**]

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with a copy (which shall not constitute notice) to:

Cyclerion Therapeutics, Inc.
245 First Street
Riverview II, 18th Floor
Cambridge, MA 02142
Attention: [**]

16.2Entire Agreement; Amendment. This Agreement (including any Schedules or other attachments hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof, and no oral or written statement may be used to interpret or vary the meaning of the terms and conditions hereof. This Agreement supersedes any prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, including that certain Confidential Disclosure Agreement between the Parties, dated August 18, 2020, which is hereby terminated. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
16.3Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that a Party may make such an assignment without the other Party’s prior written consent to (a) its Affiliate (b) to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates or (c) in connection with a collateral assignment as a security to any lender or financial institution. Notwithstanding the forgoing, each Party shall have the right to sell, transfer, assign, delegate, pledge, encumber, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, such Party’s rights to receive payments under this Agreement (including as part of a royalty monetization transaction) without the other Party’s consent. Any attempted assignment or delegation in violation of this Section 14.2 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Cyclerion or Akebia, as the case may be. The permitted assignee or permitted transferee shall assume in writing all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Cyclerion, and the obligations of Cyclerion, including the payment obligations, shall run in favor of any such successor or permitted assignee of Cyclerion’s benefits under this Agreement.
16.4Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
16.5Further Assurance. Each of Cyclerion and Akebia agrees to duly execute and deliver, or cause to be duly executed or delivered, such further instruments and do and cause to be done such

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further acts, including the filing of additional assignments, agreements, documents, and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
16.6Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a force majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a force majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other force majeure event. The non-performing Party shall notify the other Party of such force majeure within [**] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably necessary and the non-performing Party shall use reasonable efforts to remedy its inability to perform.
16.7No Strict Construction; Headings. The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice”

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means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” and (l) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
16.8Relationship of the Parties. It is expressly agreed that Cyclerion, on the one hand, and Akebia, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Cyclerion, on the one hand, nor Akebia, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
16.9Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
16.10No Third-Party Beneficiaries. Covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
16.11Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New

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York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
16.12Dispute Resolution. In the event of any dispute under this Agreement, the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations within [**] after such referral is made. If the Executive Officers are unable to resolve the dispute within the time allotted, either Party may proceed as set forth below.
(a)Alternative Dispute Resolution. Any dispute that cannot be resolved pursuant to Section 14.12 above shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce [**] appointed in accordance with said Rules, [**]. The place of arbitration shall be Boston, Massachusetts and the language to be used in any such proceeding (and for all testimony, evidence and written documentation) shall be English. The IBA Rules on the Taking of Evidence in International Arbitration shall apply on any evidence to be taken up in the arbitration.
(b)Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY WAIVES ANY RIGHT TO A JURY PROCEEDING FOR THE DETERMINATION OF DAMAGES ARISING FROM ANY SUCH ACTION PROCEEDING OR COUNTERCLAIM.
(c)Disputes Related to Patent Rights. Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the validity and enforceability of any Patent shall be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable Patent laws of such country, with a jury trial being however excluded. If such dispute involves such Patent matters and other matters, the arbitrators will have the right to stay the arbitration until determination of such Patent matters material to the resolution of the dispute as to the other matters is resolved.
(d)Injunctive Relief. Nothing contained in the Agreement shall deny either Party the right to injunctive relief, equitable relief, interim or provisional relief including a temporary restraining order, specific performance, preliminary or permanent injunction or other interim equitable relief from a court of competent jurisdiction in the context of a breach or threatened breach of any provision of the Agreement, bona fide emergency or prospective irreparable harm, or as reasonable and necessary to protect its legitimate interests. Such an action may be filed and maintained, notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding concerning a dispute if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.
16.13No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a

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written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

16.14Counterparts. This Agreement may be executed in one or more counterparts, and by the respective Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.
[SIGNATURES PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective duly authorized officers.

CYCLERION PHARMACEUTICALS, INC.

By:    /s/ Cheryl Gault

Name:    Cheryl Gault

Title:     Chief Operating Officer

AKEBIA THERAPEUTICS, INC.
By:    /s/ John P. Butler

Name:    John P. Butler

Title:     Chief Executive Officer

By:    /s/ David A. Spellman

Name:    David A. Spellman

Title:     Chief Financial Officer

[Signature Page to Akebia Cyclerion License Agreement]

Schedule 1.8

Assigned Trademarks

[**]

Schedule 1.30
Cyclerion Patents

Cyclerion Reference	Title	Country	Status	Application No.	Filing Date	Publication No.	Publication Date	Patent No.	Issue Date
A total of 21 pages were omitted. [**]

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Schedule 1.71
Licensed Compounds

[**]

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Schedule 1.82

[**]

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Schedule 3.3
Initial Development Plan
[**]

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Schedule 4.1

Existing INDs

[**]

    1

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Schedule 5.3

Estimated Initial Supply

[**]

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Schedule 9.2(a)
Control Transferring Patents

[**]

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Schedule 9.2(c)
Non-Control Transferring Patent
[**]

Schedule 11.1(u)
Agreements relating to the Manufacture or supply of the Licensed Compounds and Products
Development Materials and related contracts:
[**]